EXHIBIT 99.2

CONSENT

I, Malcolm M. Aslin, hereby consent, pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Act”), to be identified as a person to be named a director of Marshall & Ilsley Corporation (“M&I”) in the proxy statement/prospectus, which is a part of the Registration Statement on Form S-4 as proposed to be filed by M&I with the Securities and Exchange Commission under the provisions of the Act on or about November 22, 2005.

IN WITNESS WHEREOF, I have executed this consent as of the 21st day of November, 2005.

/s/ Malcolm M. Aslin
Malcolm M. Aslin